PINCOCK, ALLEN & HOLT

               274 Union Boulevard, Suite 200
                  Lakewood, Colorado 80228
                    (303) 987-8907 - Fax
                    (303) 986-6950 - Tel



                       March 28, 1996


Mr. Robert N. Pratt
President & CEO
Alta Gold Co.
601 Whitney Ranch Drive, Suite 10
Henderson, NV 89014

Re:  10-K Filing

Gentlemen:

     We hereby consent to incorporation into Alta Gold's 10-K Filing by references, portions of our March 15, 1996 report No. 9134.00 entitled "Reserve Audit, Kinsley Mountain Gold Mine, Olinghouse Gold Project, Griffon Gold Project, and the Copper Flat Copper Project," and all appropriate references to our firm.


                         Sincerely,

                         PINCOCK, ALLEN & HOLT



                         Alan Bissett
                         President


AB/sp